Exhibit 4.2

THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

THIS COMMON STOCK PURCHASE WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 25, 2014.

COMMON STOCK PURCHASE WARRANT

(COMMERCIAL INCENTIVE)

THE MANAGEMENT NETWORK GROUP, INC.

Issue Date: March 18, 2014

Warrant Shares: 3,400,000

THIS COMMON STOCK PURCHASE WARRANT (COMMERCIAL INCENTIVE) (this “Warrant”) certifies that, for value received, Elutions, Inc., a Delaware corporation, its successors and permitted assigns (together, “Holder”), is entitled, at any time on or after the Issue Date specified above (the “Issue Date”) and prior to 5:00 p.m., New York City time, on the sixth (6th) anniversary of the Issue Date (the “Expiration Date”), to purchase from The Management Network Group, Inc., a Delaware corporation (“Company”), up to the number of fully paid and non-assessable shares (the “Shares”) of Common Stock, par value $0.005 per share, of Company (the “Common Stock”), specified as Warrant Shares above (the “Warrant Shares”) at the applicable exercise price per Share set forth in Section 1 of this Warrant (the “Warrant Exercise Price”), in each case subject to the adjustments and provisions and upon the terms and conditions set forth in this Warrant. The Warrant Exercise Price for Warrant Shares shall become locked in with respect to the applicable Exercise Price (“Locked In”) as provided in Section 1 and Appendix 1 attached hereto. The Warrant Shares shall vest and become exercisable (“Vested”) as provided in Section 2 and Appendix 1 attached hereto.

This Warrant has been issued pursuant to an Investment Agreement, dated as of February 25, 2014, between Company and Holder (as it may be amended from time to time in accordance with its terms, the “Investment Agreement”). Each capitalized term used herein and not otherwise defined has the meaning given to such term in the Investment Agreement.

1.             EXERCISE PRICE

The Warrant Exercise Price for each of the Warrant Shares, on a per share basis, shall be as follows, subject to the vesting provisions in Section 2 and Appendix 1 to this Warrant, the exercise requirements set forth in Section 3 of this Warrant, the adjustments provided for in Section 4 of this Warrant, and all other provisions of this Warrant:

(a)          for any Warrant Shares Locked In or Vested from and after the Issue Date through the first anniversary of the Issue Date, the Warrant Exercise Price shall be $3.85 per share;

(b)          for any Warrant Shares Locked In or Vested after the first anniversary of the Issue Date through the second anniversary of the Issue Date, the Warrant Exercise Price shall be $4.10 per share;

(c)          for any Warrant Shares Locked In or Vested after the second anniversary of the Issue Date through the third anniversary of the Issue Date, the Warrant Exercise Price shall be $4.35 per share;

(d)          for any Warrant Shares Locked In or Vested after the third anniversary of the Issue Date through the fourth anniversary of the Issue Date, the Warrant Exercise Price shall be $4.60 per share; and

(e)          for any Warrant Shares Locked In or Vested after the fourth anniversary of the Issue Date through the fifth anniversary of the Issue Date, the Warrant Exercise Price shall be $4.85 per share; provided that for the avoidance of doubt this Warrant shall not be exercisable with respect to Warrant Shares that are not Vested as of the fifth (5th) anniversary of the Issue Date.

The applicable Warrant Exercise Price for any Warrant Shares shall be determined based upon the date that such Warrant Shares become Locked-In or Vested, as applicable.

2.            VESTING

(a)          Subject to the terms and conditions of this Warrant and the Investment Agreement, and notwithstanding any status as Locked In, Warrant Shares shall not become exercisable unless such Warrant Shares become Vested as provided in Appendix 1.

(b)          Anything in this Warrant to the contrary notwithstanding, this Warrant may not be exercised in whole or in part and no Purchase Rights may be granted or exercised (i) unless and until the Company has received the Required Approval with respect to the issuance of Warrant Shares and the other transactions contemplated hereby or (ii) at any time from and after 5:00 p.m., New York City time, on the Expiration Date. If the Company fails to receive the Required Approval with respect to the issuance of Warrant Shares and the other transactions contemplated hereby, then this Warrant shall thereafter be void and of no further force and effect.

3.            EXERCISE

This Warrant shall be exercisable into shares of Common Stock, on the terms and conditions set forth in this Section 3.

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3.1           Method of Exercise. Holder may, subject to the vesting provisions in Section 2 of this Warrant, the adjustments provided for in Section 4 of this Warrant, and all other provisions of this Warrant, exercise this Warrant in whole or in part to purchase Warrant Shares that have become Vested for cash by delivering to Company, in accordance with Section 9.2, (a) a duly executed Notice of Exercise in substantially the form attached as Appendix 2 and (b) the original of this Warrant. Unless Holder is exercising the conversion right provided for in Section 3.2, Holder shall also deliver to Company a wire transfer of immediately available funds (to an account designated by Company), or, if Holder desires an alternative method of delivery of the funds, such other form of payment acceptable to Company, in the amount of the aggregate Warrant Exercise Price for the Warrant Shares being purchased. With respect to any exercise or conversion of this Warrant, the Holder may not exercise or convert this Warrant for fewer Warrant Shares than 1,000 Warrant Shares or if less, the full number of Warrant Shares that may then be acquired upon exercise or conversion of this Warrant.

3.2           Cashless Conversion Right. In lieu of exercising this Warrant to purchase Warrant Shares for cash in accordance with Section 3.1, Holder may, at its option, exercise this Warrant on a cashless basis for Warrant Shares that become Vested in a fiscal year of the Company, provided that such cashless exercise occurs not later than 60 days following the end of such fiscal year of the Company in which such Warrant Shares have Vested, with net conversion based on the Assumed Value per Share. Such cashless conversion shall be effected without any obligation to pay the Warrant Exercise Price, into that number of Warrant Shares determined by (x) multiplying the number of Warrant Shares being exercised by (y) the quotient of (1)(A) the Assumed Value of one Share of Common Stock minus (B) the Warrant Exercise Price of one Warrant Share divided by (2) the Assumed Value of one Share of Common Stock. The Assumed Value of one Share shall be determined pursuant to Section 3.3. Holder may exercise such conversion right under this Warrant in whole or in part by delivering to Company, in accordance with Section 9.2, (a) a duly executed Notice of Exercise in substantially the form attached as Appendix 2 and (b) the original of this Warrant. With respect to any Warrant Shares vesting in any fiscal year of the Company, to the extent that the Holder fails to exercise such right under this Warrant with respect to such Warrant Shares on a cashless basis within 60 days following the end of such fiscal year of the Company as provided in this Section 3.2, Holder shall no longer have the right to exercise such right under this Warrant with respect to such Warrant Shares on a cashless basis as provided in this Section 3.2, but may otherwise exercise the Warrant thereafter with respect to such Warrant Shares and pay the exercise price by wire transfer of immediately available funds as provided in this Warrant. For the avoidance of doubt, the number of Warrant Shares that are Locked In and Vested shall be reduced by the number of such Warrant Shares being exercised, provided that the maximum number of Shares that may be issued under this Warrant shall be reduced only by the number of Warrant Shares that are actually issued. For example, if the Assumed Value of one share of Common Stock is $8.20 and the Warrant Exercise Price of one Warrant Share is $4.10, and the Warrant is being exercised with respect to 500,000 Locked In and Vested Warrant Shares, resulting in the issuance of 250,000 Warrant Shares, then the number of Warrant Shares that are Locked In and Vested shall be reduced by 500,000 Warrant Shares and the maximum number of Warrant Shares that may be issued under this Warrant shall be reduced by 250,000 Warrant Shares.

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3.3           Assumed Value. For purposes of this Warrant, “Assumed Value” shall mean, with respect to one Share of Common Stock for any date, the price determined as follows: (a) the 30-day volume weighted average price of the Common Stock (the dollar value of all Common Stock trading on the applicable Principal Trading Market for the applicable 30-day period, divided by the total trading volume or the applicable Principal Trading Market, for such 30-day period) for the 30-day period ending on the last day of the respective fiscal year (subject to proportionate adjustment for stock splits, subdivisions and combinations of shares and similar events affecting the Common Stock), or (b) if the Common Stock is not so listed or quoted, as reasonably determined by the Company Board and Holder; provided, that if the Company Board and Holder cannot determine the price of one Share of Common Stock, then such price shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

3.4           Delivery of Certificate and New Warrant. On or before 4:00 p.m., New York City time, on the third Business Day following the date of receipt or transmittal of an Exercise Notice and, to the extent applicable, the aggregate Warrant Exercise Price and receipt by Company of this Warrant, Company shall issue and deliver to the address as specified in the Exercise Notice (if given by Holder, otherwise to the address of Holder as set forth in Company's records), a certificate, registered in the name of Holder or its designee, for the number of Shares to which Holder shall be entitled together with cash for any fractional interest. Company shall, as soon as reasonably practicable and in no event later than three Business Days after receipt of this Warrant and the other items above and at its own expense, issue and deliver to Holder a new Warrant, substantially identical hereto, representing the outstanding Warrant Shares not exercised.

3.5           Reservation of Shares Issuable upon Exercise. Company shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the exercise of this Warrant, such number of Shares as shall from time to time be sufficient to effect the exercise of all of the Warrant Shares; and if at any time the number of Shares shall not be sufficient to effect the exercise of all of the Warrant Shares, in addition to such other remedies as shall be available to the Holder, Company shall take such action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

4.            ADJUSTMENTS TO THE SHARES. The applicable Warrant Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant shall each be subject to adjustment from time to time as provided in this Section 4.

4.1           Stock Dividends, Splits, Etc. If, at any time while this Warrant is outstanding, Company declares or pays a dividend or other distribution on the outstanding shares of the Common Stock payable in additional shares of the Common Stock or other securities (including rights to acquire securities), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number of shares of Common Stock or the total number and kind of other securities, as applicable, to which Holder would have been entitled had Holder held such Shares as of the date on which a record is taken for such dividend or other distribution. If Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Exercise Price shall be proportionately decreased as of the date on which a record is taken for such subdivision. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Exercise Price shall be proportionately increased and the number of Shares purchasable hereunder shall be proportionately decreased as of the date on which a record is taken for such combination or consolidation.

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4.2           Reorganization, Reclassification, Exchange, Conversion or Substitution. Upon any reorganization, reclassification (other than a subdivision, combination or consolidation referred to in Section 4.1), exchange, conversion, substitution, merger, sale of all or substantially all of the Company’s assets followed by a liquidation of Company or similar event affecting the outstanding shares of the Common Stock at any time while this Warrant is outstanding (“Reorganization Event”), Holder shall be entitled to receive (either directly or upon subsequent liquidation), upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such Reorganization Event, at an aggregate Warrant Exercise Price not exceeding the aggregate Warrant Exercise Price in effect as of immediately prior thereto. The provisions of this Section 4.2 shall similarly apply to successive Reorganization Events. Notwithstanding anything to the contrary contained herein, with respect to any Reorganization Event, the Holder may elect prior to the record date or consummation date (if there is no record date) of such Reorganization Event to exercise this Warrant in whole or in part to the extent then exercisable instead of giving effect to the provisions contained in this Section 4.2 with respect to this Warrant.

4.3           Distributions. If Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or other assets (excluding (a) evidences of indebtedness and other assets referred to in Section 4.1 or Section 4.2 above or Section 4.8, and (b) dividends or distributions paid in cash), then in each such case the Warrant Exercise Price shall be adjusted by multiplying the Warrant Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above and of which the numerator shall be the Closing Price on such record date less the then per share fair market value at such record date of the portion of such evidences of indebtedness or assets so distributed with respect to one outstanding share of Common Stock. The net amount of any fair market value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company Board and the Holder; provided, however, that if such net amount of fair market value received cannot be determined by the Company Board and Holder, then such net amount of fair market value received shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

4.4           Fractional Shares. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, Company shall eliminate such fractional share interest by paying Holder cash in the amount computed by multiplying the fractional interest by the Closing Price of a full Share on the date of exercise.

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4.5           Certificate as to Adjustments. Upon each adjustment of the Warrant Exercise Price, the Common Stock and/or number of Shares, or upon the occurrence of any transaction or event described in this Section 4 (including, without limitation, the grant of new securities or other property issuable upon exercise or conversion of this Warrant as a result of a Reorganization Event), Company shall promptly notify Holder thereof in writing, and, at Company's expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. In addition, Company shall promptly, following any such adjustment, furnish Holder a certificate setting forth the Warrant Exercise Price, Common Stock and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Exercise Price, Common Stock and number of Shares.

4.6           Additional Anti-Dilution Rights. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall also be subject to adjustment from time to time as provided in this Section 4.6.

(a)          Adjustment to Warrant Exercise Price Upon Issuance of Common Stock. Except as provided in Section 4.6(e) and except in the case of an event described in Section 4.1, Section 4.2, or Section 4.3, if the Company shall, at any time or from time to time after the Issue Date, issue or sell, or in accordance with Section 4.6(c) is deemed to have issued or sold, any shares of Common Stock (including as a result of the issuance of Options and/or Convertible Securities) without consideration or for consideration per share less than the Market Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Warrant Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Warrant Exercise Price equal to the product obtained by multiplying the Warrant Exercise Price by a fraction:

(i)          the numerator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale) would purchase at the Market Price; and

(ii)         the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

For purposes of this Warrant, “Market Price” shall mean, with respect to one Share of Common Stock for any date, the price determined as follows: (a) the 30-day volume weighted average price of the Common Stock (determined by dividing the dollar value of all Common Stock trading on the applicable Principal Trading Market for the applicable 30-day period, by the total trading volume on the applicable Principal Trading Market, for such 30-day period) for the 30-day period ending on the date of determination (subject to proportionate adjustment for stock splits, subdivisions and combinations of shares and similar events affecting the Common Stock), or (b) if the Common Stock is not so listed or quoted, as reasonably determined by the Company Board and Holder; provided, that if the Company Board and Holder cannot determine the Market Price of one Share of Common Stock, then such Market Price shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

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(b)          Adjustment to Number of Warrant Shares Upon Adjustment to Warrant Exercise Price. Upon any and each adjustment of the Warrant Exercise Price as provided in Section 4.6(a), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i)          the product of (A) the Warrant Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)         the Warrant Exercise Price resulting from such adjustment.

(c)          Effect of Certain Events on Adjustment to Warrant Exercise Price. For purposes of determining the adjusted Warrant Exercise Price under Section 4.6(a) hereof, the following shall be applicable:

(i)          Issuance of Options. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.6(c)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Market Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Exercise Price under Section 4.6(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.6(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 4.6(c)(iii), no further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

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(ii)         Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.6(c)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Market Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Exercise Price pursuant to Section 4.6(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.6(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4.6(c)(iii), (A) no further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Warrant Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Exercise Price have been made pursuant to the other provisions of this Section 4.6(c).

(iii)        Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 4.6(c)(i) or Section 4.6(c)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 4.6(c)(i) or Section 4.6(c)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 4.6(c)(i) or Section 4.6(c)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4.6(c)(i) hereof or any Convertible Securities referred to in Section 4.6(c)(ii) hereof, then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Warrant Exercise Price pursuant to this Section 4.6) the Warrant Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Warrant Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 4.6 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Warrant Exercise Price that was in effect at the time originally granted is reduced, and the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 4.6(b).

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(iv)        Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4.6 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Warrant Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4.6 to the Warrant Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)         Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 4.6(c), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair market value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the closing price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair market value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any consideration and the fair market value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company Board and the Holder; provided, however, that if such net amount of cash consideration and/or fair market value received cannot be determined by the Company Board and Holder, then such net amount of consideration and/or fair market value received shall be determined in the same manner as determination of a Closing Price pursuant to Section 6.11 of the Investment Agreement.

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(d)          Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Company Board shall make an appropriate adjustment in the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4.6(d) shall increase the Warrant Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4. In addition, the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and conditions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(e)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Warrant Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

4.7           Notices. In the event:

(a)          that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(b)          of any Reorganization Event;

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d)          that any other event occurs that would result in any adjustment to the Warrant Exercise Price or the number of Warrant Shares issuable to Holder pursuant to this Section 4;

then, and in each such case, the Company shall send or cause to be sent to the Holder on the earlier of (i) at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for such event and (ii) the date upon which the Company sends such written notice to the other holders of Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) of such event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, or other right or action, and a description of such dividend, distribution or other right, along with copies of all relevant materials related to such event (including, without limitation, any indentures related to indebtedness distributed to stockholders), or (B) the effective date on which such Reorganization Event, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other Capital Stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock or securities) for securities or other property deliverable upon such Reorganization Event, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares (including, without limitation, the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such Reorganization Event).

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4.8           Purchase Rights. Without duplicating any purchase rights granted under the Investment Agreement or any other warrant or other instrument, in addition to any adjustments pursuant to this Section 4, if at any time the Company grants or issues or sells any Options or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. Anything herein to the contrary notwithstanding, the Holder shall not be entitled to the Purchase Rights granted herein with respect to any Excluded Issuances.

5.            CERTAIN AGREEMENTS

Company hereby covenants and agrees as follows:

5.1           Shares to be Fully Paid. All Warrant Shares shall, upon issuance in accordance with the terms of this Warrant, be duly and validly issued, fully paid and non-assessable, free and clear of all Liens. Upon delivery to the Holder of the Warrant Shares, good and valid title to the Warrant Shares shall pass to the Holder free and clear of all Liens.

5.2           Reservation of Shares. Until the Expiration Date, Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the full exercise of this Warrant, such number of Shares as shall from time to time be sufficient to effect the exercise with respect to all of the Warrant Shares that may be received pursuant to this Warrant; and if at any time the number of Shares shall not be sufficient to effect the full exercise of this Warrant, in addition to such other remedies as shall be available to the Holder, Company shall take such action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

5.3           Successors and Assigns. This Warrant shall be binding upon any entity succeeding to Company by merger, consolidation, or acquisition of all or substantially all Company's assets or all or substantially all of Company's outstanding capital stock or otherwise.

5.4           No Rights as a Stockholder. Except as otherwise provided in this Warrant, the Holder of this Warrant shall not be deemed the holder of Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any Company action (whether upon a merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised or converted and the Shares issuable upon the exercise or conversion hereof shall have been issued as provided herein.

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6.            TRANSFER AND REPLACEMENT OF WARRANT

6.1           Restriction on Transfer. Neither this Warrant nor the Warrant Shares to be received upon exercise or conversion of this Warrant have been registered under the Securities Act or under the securities Laws of any state and Company shall have no obligation to register the resale of this Warrant or the Warrant Shares under the Securities Act or under the securities Laws of any state, except in the case of the Warrant Shares to the extent provided in the Registration Rights Agreement. In addition to the restrictions set forth below, this Warrant and the Warrant Shares may not be transferred (a) if such action would constitute a violation of any federal or state securities Laws or a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Securities Act, or applicable state securities Laws) on which Company relied in connection with the issuance of this Warrant and any Warrant Shares upon exercise or conversion thereof and (b) unless and until one of the following has occurred: (i) registration of the resale of this Warrant and/or Warrant Shares, as the case may be, under the Act, and such registration or qualification as may be necessary under the securities laws of any state, has become effective, or (ii) the Holder has delivered to Company an opinion of counsel reasonably satisfactory to Company that such registration or qualification is not required and such action will not constitute a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under the Act, or applicable state securities laws) on which Company relied in issuing this Warrant and any Warrant Shares upon exercise or conversion thereof. In addition to the foregoing restrictions, this Warrant is subject to the restrictions set forth in the Investment Agreement and neither this Warrant nor any interest herein may be assigned, pledged, sold or otherwise transferred without the prior written consent of Company in its sole discretion. Any purported assignment prohibited by the Investment Agreement or this Warrant shall be void.

6.2           Stock Legend. All Shares issued upon exercise or conversion in whole or in part of this Warrant shall have stamped or imprinted thereron a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION. THE SECURITIES ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTMENT AGREEMENT DATED AS OF FEBRUARY 25, 2014.

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6.3           Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and bond reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, Company, at its expense, shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

6.4           Cancellation. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement, this Warrant shall be promptly canceled by Company.

6.5           Register. Company shall maintain, at its principal executive offices (or such other office or agency of Company as it may designated by notice to Holder), a register for this Warrant, in which Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

7.            REGISTRATION RIGHTS

The shares of Common Stock issuable upon exercise or conversion of this Warrant shall be “Registrable Common Shares” under that certain Registration Rights Agreement, dated as of March 18, 2014, by and between Company and Holder.

8.            [Intentionally Omitted]

9.            MISCELLANEOUS

9.1           Term. This Warrant is exercisable or convertible in whole or in part at any time and from time to time on or before the Expiration Date.

9.2           Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, or (b) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of delivery. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses.

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if to Company, to:

The Management Network Group

7300 College Boulevard, Suite 302

Overland Park, KS 66210

Attention: CEO/President and General Counsel

if to Holder, to:

Elutions, Inc.

601 East Twiggs Street

Tampa, Florida 33602

Attention: Chairman/CEO and General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.3           Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Warrant shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Warrant, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

9.4           Specific Enforcement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Warrant are not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity. The parties hereto agree not to resist such application for relief on the basis that the non-breaching party has an adequate remedy at law and agree to waive any requirement for securing or posting of any bond in connection with such remedy.

9.5           Counterparts. This Warrant may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Warrant. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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9.6           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, the fiduciary duties of the Company Board, the validity of any corporate action on the part of the Company, and any other matters relating to the internal corporate affairs of the Company, shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof

9.7           Exclusive Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Warrant and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Warrant and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the any New York State court sitting in the County of New York, the State of New York or the United States District Court for the Southern District of New York, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Warrant or any of the transactions contemplated by this Warrant in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Warrant, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Warrant, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.2. Each of the parties agrees that the final judgment of any such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets.

9.8           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS WARRANT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ( A ) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, ( B ) MAKES THIS WAIVER VOLUNTARILY, AND ( C ) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.8.

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9.9           Successors and Assigns. Except as set forth in Section 6.1, this Warrant and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto. Any attempted assignment, delegation, or transfer in violation of this Section 9.9 shall be void and of no force or effect.

9.10         Amendment. This Warrant may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Warrant and signed by Company and Holder.

9.11         Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Warrant.

9.12         Descriptive Headings; No Strict Construction. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a substantive part of this Warrant. The parties to this Warrant have participated jointly in the negotiation and drafting of this Warrant. If an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant. The parties agree that prior drafts of this Warrant shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Warrant.

9.13         Blackout Periods. If, due to any “blackout period” or other similar restriction on the purchase of Securities imposed by the Company, Holder is prevented from exercising any of its rights hereunder (including, without limitation, exercising the Warrant and purchasing Warrant Shares), then the Expiration Date shall be extended such number of days equal to the time period in which such “blackout period” or other similar restriction restricted Holder from exercising such rights. If any additional rights are afforded to any Persons subject to any such “blackout periods” or other similar restriction (including, without limitation, any notice rights), then Holder shall be afforded such additional rights.

9.14         Definitions.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned Subsidiaries.

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“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with any provision of this Warrant) by Company after the Issue Date of shares of Common Stock (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), Options or Convertible Securities: (a) pursuant to this Warrant or any warrants, instruments or agreements entered into pursuant thereto; (b) to directors, officers, employees, or consultants of Company and its subsidiaries in connection with their service as directors, employees or consultants of such entities as approved by the Company Board; (c) pursuant to the conversion or exercise of Options or Convertible Securities issued prior to the Issue Date, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (d) pursuant to the Amended and Restated Rights Agreement, except to the extent that such agreement is triggered upon any Person other than a member of the Elutions Group (as defined in the Amendment to Rights Agreement) becoming an Acquiring Person under the Amended and Restated Rights Agreement; (e) pursuant to a strategic partner in a primarily non-financing transaction as approved by the Company Board; or (f) in connection with debt financings, equipment financings or similar transactions approved by the Company Board.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Warrant by their duly authorized representatives as of the date first above written.

COMPANY:

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
	Name:	Donald E. Klumb
	Title:	Chief Executive Officer, President and
Chief Financial Officer

HOLDER:

ELUTIONS, INC.

By:	/s/ William P. Doucas
	Name:	William P. Doucas
	Title:	Chairman and CEO

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APPENDIX 1

Vesting Provisions:

For purposes of this Warrant and this Appendix 1, the following terms shall have the following meanings:

“Applicable Contract” means any Booked Order received from, and related Client Statement of Work with, a third-party client (which shall include agreements with a third-party financier) entered into by Company or an Affiliate of Company with respect to such Booked Order and related Client Statement of Work.

“Applicable Contract Lock In Credit” means the Exercise Price for Warrant Shares becomes Locked In based upon monies received or to be received by Company and/or an Affiliate of Company over the term of Applicable Contracts. Applicable Contract Lock In Credit shall be determined on the effective date of the Applicable Contract.

“Applicable Contract Vesting Credit” means vesting credit for Warrant Shares based upon either: (1) recognized revenues by Company and/or an Affiliate of Company under GAAP in an Applicable Fiscal Quarter under Applicable Contracts (“Revenue Vesting Credit”); or (2) monies received by Company and/or an Affiliate of Company that is attributable to Substantially Completed Installation/Deployment under prime contracts of Company in connection with Applicable Contracts in an Applicable Fiscal Quarter and for which the Company will recognize the revenues associated with such monies under GAAP in a future fiscal quarter (“Cash Vesting Credit”). Cash Vesting Credit shall be granted upon Substantial Completion of Installation/Deployment; provided, however, that, if the installation/deployment involves multiple client sites, then Cash Vesting Credit shall be granted on a pro rata basis upon Substantial Completion of Installation/Deployment for each client site. Company and Holder shall agree in writing as to the applicable Cash Vesting Credit to be granted with respect to monies to be received pursuant to an Applicable Contract prior to their or their Affiliates entering into such Applicable Contract. Cash Vesting Credit shall be granted no later than the 365th day following receipt by Company and/or its Affiliate(s) of any monies under an Applicable Contract for which the recognition of such monies as revenue is not dependent on Substantially Completed Installation/Deployment. For the avoidance of doubt, Applicable Contract Vesting Credit shall be granted in accordance with the foregoing notwithstanding that monies may have been received by Company or an Affiliate of Company in the past with respect to related Applicable Contracts. Applicable Contract Vesting Credit with respect to any Applicable Contracts shall be awarded one time and without double-counting upon the earliest event to occur that results in Revenue Vesting Credit or Cash Vesting Credit with respect to such Applicable Contracts. For the avoidance of doubt, once Cash Vesting Credit is awarded, associated revenue recognition relating to the same monies will not result in duplicative Revenue Vesting Credit.

“Applicable Fiscal Quarter” means each fiscal quarter of the Company ending after the Issue Date and before the Expiration Date (or partial fiscal quarter for the fiscal quarter in which the Issue Date or the Expiration Date occurs, where the first Applicable Fiscal Quarter determined hereunder shall mean the first fiscal quarter or partial fiscal quarter of the Company ending after the Effective Date of the Investment Agreement).

“Applicable Warrant Shares” means, for an Applicable Fiscal Quarter, the number of Warrant Shares for which Applicable Contract Lock In Credit is granted, which shall be determined by dividing the aggregate Applicable Contract Lock In Credit earned in such Applicable Fiscal Quarter (i.e., monies received or to be received by Company and/or an Affiliate of Company over the term of Applicable Contracts that become effective in such Applicable Fiscal Quarter) by $85,000,000, and then multiplying such resulting percentage by 3,400,000. For example, if the aggregate Applicable Contract Lock In Credit earned in an Applicable Fiscal Quarter is $10,000,000, then the Applicable Warrant Shares resulting from such Applicable Contract Lock In Credit will be 400,000 Applicable Warrant Shares. Any computation of Applicable Warrant Shares shall not increase the number of Warrant Shares as otherwise provided for in this Warrant.

“Change in Control Vesting Credit” means vesting credit for Warrant Shares based upon a Change in Control of the Company.

“Substantial Completion of Installation/Deployment” occurs when substantially all of the equipment to be installed or deployed pursuant to a Client Statement of Work is placed and mounted in client facilities (or other location, as required by the Client Statement of Work) and data from such equipment is populated in the Maestro database.

“Vesting Formula” means the following formula:

(a)          Applicable Contract Vesting Credit earned for an Applicable Fiscal Quarter, multiplied by the

(b)          Vesting Percentage.

“Vesting Percentage” means four percent (4%).

The Exercise Price for Applicable Warrant Shares shall be determined and Locked In based upon Applicable Contract Lock In Credit for an Applicable Fiscal Quarter.

Notwithstanding any status as Locked In, Warrant Shares shall only become Vested pursuant to the application of the Vesting Formula and/or the creation of Change in Control Vesting Credit on a first Locked In, first Vested basis, provided further, however, that any Warrant Shares that have become Locked In but have not yet become Vested prior to the fifth (5th) anniversary of the Issue Date shall be deemed Vested as of the fifth (5th) anniversary of the Issue Date. For example in regard to the first Locked In, first Vested basis, if 100 Warrant Shares are Locked In prior to the first anniversary of the Issue Date pursuant to Applicable Contract “A” and 100 Warrant Shares are Locked In between the first anniversary and the second anniversary of the Issue Date pursuant to Applicable Contract “B”, then any Applicable Contract Vesting Credit granted shall be applied (i) first to the first Warrant Shares that have been Locked In (that is, the Warrant Shares Locked In pursuant to Applicable Contract “A”), whether or not the Applicable Contract Vesting Credit was first granted pursuant to Applicable Contract “A” or Applicable Contract “B”, and (ii) then to the Warrant Shares Locked In next in time (that is, the Warrant Shares Locked In pursuant to Applicable Contract “B”) and any remaining Applicable Contract Vesting Credit not granted to any Locked In Warrant Shares shall remain available to be applied to any future Locked In Warrant Shares.

Upon a Change in Control of the Company, all Applicable Contract Lock In Credit that has not become Applicable Contract Vesting Credit shall then be deemed to be Applicable Contract Vesting Credit. Change in Control Vesting Credit shall be awarded one time and not cumulatively with respect to any Applicable Contract Vesting Credit. For the avoidance of doubt, once Change in Control Vesting Credit is awarded, any Warrant Shares that are Locked In and deemed Vested based upon Change in Control Vesting Credit will not result in duplicative Applicable Contract Vesting Credit.

The number of Warrant Shares that become Vested and exercisable for an Applicable Fiscal Quarter shall be based upon Change in Control Vesting Credit and the application of the Vesting Formula for such Applicable Fiscal Quarter, subject in each case to the limit on the total number of Warrant Shares that may be issued under this Warrant but without prejudice to Holder’s right to acquire Warrant Shares to be applied to cashless conversion as set forth below. For example, if the Applicable Contract Vesting Credit for an Applicable Fiscal Quarter is $10,000,000, then the number of Warrant Shares that Vest for such Applicable Fiscal Quarter shall equal (10,000,000 x .04) or 400,000 Warrant Shares. For the avoidance of doubt, (i) each Applicable Contract Lock In Credit shall be counted only once for purposes of determining the Exercise Price and Locked In status of Warrant Shares and Applicable Contract Vesting Credit and (ii) the Change in Control Vesting Credit shall be counted only once for purposes of determining the Vested status of Warrant Shares.

Within ten (10) Business Days following the date of Company's public disclosure of its earnings for an Applicable Fiscal Quarter, but in no event later than forty-five (45) days following the last day of an Applicable Fiscal Quarter, Company shall deliver to Holder written notice of the Applicable Contract Lock In Credit and Applicable Contract Vesting Credit for such Applicable Fiscal Quarter, together with confirmation of the number of Warrant Shares that are subject to a particular Exercise Price based upon Applicable Contract Lock In Credit and the number of Warrant Shares that have Vested and become exercisable as a result of Applicable Contract Vesting Credit (an “Incentive Warrant Notice”). Any failure by Holder to object to Company’s calculations in the Incentive Warrant Notice shall not be deemed a waiver by Holder of any of Holder’s rights hereunder, including, without limitation, the right to object to such calculation and demand an accounting thereof or exercise any rights afforded to Holder hereunder, under the Investment Agreement or Transaction Documents or enforce its rights at law or in equity. Applicable Contract Vesting Credit included in the vesting computation for an Applicable Fiscal Quarter shall not be included in the vesting computation for any subsequent Applicable Fiscal Quarter.

After taking into account the adjustments set forth in Section 4 of this Warrant and any additional Warrant Shares that may then be used to cashlessly exercise this Warrant pursuant to Section 3.2 of the Warrant, in no event shall Warrant Shares vest and become exercisable in an amount greater than that number of Warrant Shares, when combined with the Purchased Shares and other shares of Common Stock acquired by members of the Elutions Group and the shares of Common Stock then currently issuable and/or issued under the Warrants (Tracking), that would result in such Persons owning, or having the right to own, in excess of 38.5% of the issued and outstanding Common Stock (the “Ownership Cap”). For the avoidance of doubt, Warrant Shares shall continue to be considered Locked In and/or Vested in accordance with the terms hereof notwithstanding the Ownership Cap; provided, however, that any such Warrant Shares which would enable Holder if exercised to exceed the Ownership Cap shall be applied only to Holder’s cashless exercise of this Warrant in accordance with Section 3.2 hereof.

Notwithstanding the foregoing, to the extent that the Company repurchases shares of Common Stock (other than in connection with tax withholding under its equity plans and equity award agreements) after the Effective Date in excess of $2,000,000, the Ownership Cap shall be determined based on the issued and outstanding Common Stock without giving effect to any such repurchases of Common Stock by the Company in excess of $2,000,000.

APPENDIX 2

NOTICE OF EXERCISE

TO: THE MANAGEMENT NETWORK GROUP, INC.

1.              The undersigned hereby elects to purchase _____ Shares of the Common Stock of The Management Network Group, Inc. pursuant to the terms of the attached Common Stock Purchase Warrant (the “Warrant”) issued to the undersigned, and shall tender payment of the exercise price in full in accordance with the terms of the Warrant.

2.              Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] the exercise of such number of Shares as is necessary, in accordance with the formula set forth in Section 3.2 of the Warrant, to exercise the Warrant with respect to the number of Shares to be purchased as set forth in item 1 above pursuant to the cashless exercise procedure set forth in Section 3.2 of the Warrant.

3.              Please issue a certificate or certificates representing said Shares in the name of the undersigned.

ELUTIONS, INC.

By:
Name:
Title:

Date: